Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Crdentia Corp. 5001 LBJ Freeway, Suite 850 Dallas, TX 75244 OTCBB: CRDT
For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
James J. TerBeest	Lasse Glassen
Chief Financial Officer	310-854-8313
972-850-0780	lglassen@frbir.com

FOR IMMEDIATE RELEASE
March 9, 2007

CRDENTIA ANNOUNCES JOHN KAISER AS NEW CHIEF EXECUTIVE OFFICER,
ALSO JOINS BOARD OF DIRECTORS

DALLAS — March 9, 2007 — Crdentia Corp. (OTCBB: CRDT.OB), a leading U.S. provider of healthcare staffing services, today announced the hiring of a new Chief Executive Officer, John Kaiser, to fill the open position.  Kaiser joins Crdentia after an extensive career in the healthcare industry including senior management positions at large corporations such as Behringer Mannheim (Roche), Abbott Laboratories and The Upjohn Company as well as smaller companies such as Biocircuits Corporation and Aperon Biosystems.  Kaiser also joins the Board of Directors of Crdentia and assumes the CEO position effective March 26, 2007.

Kaiser commented, “Crdentia presents a very attractive and interesting opportunity.  It is a company with solid fundamentals that is positioned for growth.  The Company has a record of competing successfully in major markets against its larger competitors.  I fully expect that we will continue to do so, and in the process grow revenues and profits from existing operations while taking advantage of selected strategic acquisitions that truly add value.  I am excited about the opportunity.”

Chairman, C. Fred Toney, stated, “On behalf of the entire board of directors, we are pleased to fill the CEO position with such a highly qualified and experienced healthcare management professional.  I have known John during his career in healthcare for a long time and welcome his thoughtful but tenacious approach to driving growth in revenues and profits for companies.  John is an operations expert who can focus heavily on the internal growth of the Company while we continue to seek additional targeted strategic healthcare staffing operations.”

Most recently, Kaiser was CEO, Aperon Biosystems, where he raised $4 million of Series A venture funding for this medical company; completed development of prototype systems; raised a $14.3 million Series B venture funding with a 60% step up in valuation; and moved the company to a new facility to facilitate expansion of development and manufacturing.  Previously, Kaiser was Founder and CEO of VetMedSupply where he raised $1.2 million for this start up.  Previously, for eight years, Kaiser was President, CEO and Chairman of Biocircuits where he was recruited shortly after the Series A venture funding; raised the Series B venture funding and then completed an initial public offering in 1992; its product was launched in 1996 and a marketing

Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.
The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

deal was completed with Becton Dickinson in 1997.  Previously for ten years, Kaiser held senior positions at Boehringer Mannheim Corp. (currently Roche) including:  President, Physician Laboratory product Division; President, Patient Care Division; VP Sales and Marketing, Patient Care Division; and VP Sales and Marketing, Biodynamics Division.  For ten years prior to that, Kaiser held positions at Abbott including:  Business Unit Manager, Abbott Diagnostics; and Marketing Manager, Abbott Diagnostics.  Previously, he held positions at The Upjohn Company and Sales and Marketing positions within the agricultural drug and chemical industry.  Kaiser received his BS degree from the University of Wisconsin.

About Crdentia Corp.
Crdentia Corp. is one of the nation’s leading providers of healthcare staffing services to 1,500 healthcare providers in 49 states.  Crdentia provides high quality temporary healthcare staffing comprised of travel and per diem nursing, locum tenens, and allied healthcare staffing.  For more information, visit www.crdentia.com.

Forward Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties.  Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission.  Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team, members of which have other business interests; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company’s common stock.  The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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